EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2016

Willimantic, Connecticut — January 30, 2017. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company for Savings Institute Bank and Trust Company (the “Bank”), reported net income of $6.5 million, or $0.55 diluted earnings per share, for the quarter ended December 31, 2016 versus $1.4 million, or $0.12 diluted earnings per share, for the quarter ended December 31, 2015. The Company reported net income of $11.3 million, or $0.95 diluted earnings per share, for the year ended December 31, 2016 compared to $4.3 million, or $0.36 diluted earnings per share, for the year ended December 31, 2015. Contributing to the higher net income for the quarter and year ended December 31, 2016 was $7.3 million ($5.1 million after tax) in net proceeds from the sale of the Company's ownership interest in Vantis Life Insurance Company in December 2016, which included $2.0 million reported as dividends in net interest income and $5.3 million in noninterest income.

Net interest income increased $2.1 million to $12.3 million and $3.6 million to $42.8 million for the quarter and year ended December 31, 2016, respectively, compared to the same periods in 2015. Net interest income increased for the quarter and year ended December 31, 2016 as a result of an increase in the average balance of loans outstanding and a reduction in the average rate paid on borrowings, partially offset by an increase in the average balance of deposits and the average rate paid on deposits.

The provision for loan losses decreased $380,000 and $319,000 for the quarter and year ended December 31, 2016, respectively, compared to the same periods in 2015, primarily due to a reduction in nonperforming loans and net loan charge-offs, offset by increases in reserves for impaired loans and commercial construction loans outstanding, which carry a higher degree of risk than other loans held in the loan portfolio. At December 31, 2016, nonperforming loans totaled $5.4 million, compared to $6.6 million at December 31, 2015, resulting from decreases in nonperforming multi-family and commercial real estate loans of $1.1 million and nonperforming residential real estate loans of $469,000. Net loan charge-offs were $68,000 and $233,000 for the quarter and year ended December 31, 2016, respectively, consisting primarily of residential real estate loan charge-offs. Net loan charge-offs for the quarter and year ended December 31, 2015 were $181,000 and $443,000, respectively.

Noninterest income increased by $5.0 million and $5.3 million to $7.7 million and $15.6 million for the quarter and year ended December 31, 2016, respectively, versus the comparable periods in the prior year. Other noninterest income increased $5.4 million and $5.3 million for the quarter and year ended December 31, 2016, respectively, primarily as a result of a gain on the sale of the Company's ownership interest in Vantis Life Insurance Company as mentioned above. Fees earned from mortgage banking activities increased $482,000 for the year ended December 31, 2016 due to increased volume and gains on residential fixed-rate loan sales, but decreased $274,000 for the fourth quarter in 2016 compared to the same period in 2015 as a result of a lower volume of residential loans sold. Service fees decreased $32,000 and $273,000 for the quarter and year ended December 31, 2016, respectively, compared to the same periods in 2015, primarily due to lower overdraft charges and interchange fees.

Noninterest expenses increased $567,000 in the fourth quarter and decreased $587,000 for the year ended December 31, 2016 compared to the same periods in 2015. Salaries and employee benefits increased $706,000 and $460,000 for the quarter and year ended December 31, 2016, respectively, primarily attributable to increases in performance-based incentives and commissions and related taxes and benefits, partially offset by a decrease in deferred compensation. For the quarter and year ended December 31,

2016, other noninterest expenses increased $365,000 and $333,000, respectively, compared to the same periods in 2015, primarily due to a $500,000 cash contribution to SI Financial Group Foundation, a charitable foundation dedicated to providing assistance to charitable causes within the communities we serve. Decreased occupancy and equipment expense of $72,000 and $616,000 for the quarter and year ended December 31, 2016, respectively, versus comparable periods in 2015, was in large part attributable to reducing branch infrastructure costs as well as reconfiguring and optimizing telephone and data services. Compared to the same periods in 2015, professional and consulting expenses decreased $211,000 and $204,000 for the quarter and year ended December 31, 2016, respectively, due to a reduction in consulting fees as well as the expenses related to the noncompete agreements from the merger with Newport Federal. Regulatory assessments decreased $123,000 for the fourth quarter of 2016 and $83,000 for the year ended December 31, 2016 due to a lower FDIC assessment rate.
Total assets increased $69.1 million, or 4.7%, to $1.55 billion at December 31, 2016, principally due to increases of $55.0 million in net loans receivable and $32.4 million in cash and cash equivalents, offset by decreases of $15.8 million in available for sale securities and $1.3 million in premises and equipment. The higher balance of net loans receivable reflects increases in multi-family and commercial mortgage loans of $36.3 million, other commercial business loans of $33.9 million and construction loans of $14.2 million, offset by decreases in SBA and USDA guaranteed loans of $28.9 million, time share loans of $4.1 million and indirect automobile loans of $1.2 million. Commercial real estate loan originations decreased $37.4 million while residential real estate, consumer and commercial business loan originations increased $21.8 million, $3.1 million and $2.8 million, respectively, during 2016. The decrease in available for sale securities was due to maturities during the year ended December 31, 2016 used to fund loan growth.

Total liabilities increased $58.7 million, or 4.4%, to $1.39 billion at December 31, 2016. Deposits increased $72.7 million, or 6.9%, during 2016. Contributing to higher deposits were increases in certificates of deposit of $41.4 million and noninterest bearing deposits of $37.7 million, offset by a decrease of $8.6 million in NOW and money market deposits. Deposit growth remained strong due to continued marketing and promotional initiatives and competitively-priced deposit products. The increase in total liabilities was offset by a decrease of $16.8 million in borrowings, from $242.8 million at December 31, 2015 to $226.0 million at December 31, 2016, resulting from repayments of Federal Home Loan Bank advances with funds from excess deposits.

Total shareholders’ equity increased $10.4 million from $154.3 million at December 31, 2015 to $164.7 million at December 31, 2016. The increase in shareholders' equity was attributable to net income of $11.3 million, offset by a net unrealized loss on available for sale securities aggregating $491,000 (net of taxes), and dividends declared of $1.9 million. At December 31, 2016, the Bank’s regulatory capital exceeded the amounts required for it to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Results for 2016 continue to demonstrate the Company's successful execution of its business plan, which provided positive results in a number of key areas. Loan and deposit growth continued the trends from recent years and efforts to reduce certain operating expenses contributed to record earnings during 2016," commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-five branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	December 31,	December 31,
(Dollars in Thousands / Unaudited)	2016	2015

ASSETS
Noninterest-bearing cash and due from banks	$18,225	$14,373
Interest-bearing cash and cash equivalents	54,961	26,405
Securities	175,153	191,627
Loans held for sale	1,393	1,804
Loans receivable, net	1,220,323	1,165,372
Bank-owned life insurance	21,293	21,924
Premises and equipment, net	19,884	21,188
Intangible assets	17,494	18,096
Deferred tax asset	9,658	8,961
Other real estate owned, net	1,466	1,088
Other assets	11,040	10,996

Total assets	$1,550,890	$1,481,834

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,130,685	$1,058,017
Borrowings	226,007	242,843
Other liabilities	29,471	26,644
Total liabilities	1,386,163	1,327,504

Shareholders' equity	164,727	154,330

Total liabilities and shareholders' equity	$1,550,890	$1,481,834

SELECTED OPERATING DATA:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands / Unaudited)	2016	2015	2016	2015

Interest and dividend income	$14,891	$12,649	$52,911	$48,126
Interest expense	2,555	2,376	10,083	8,901
Net interest income	12,336	10,273	42,828	39,225

Provision for loan losses	417	797	2,190	2,509
Net interest income after provision for loan losses	11,919	9,476	40,638	36,716

Noninterest income	7,653	2,628	15,594	10,321
Noninterest expenses	10,540	9,973	39,998	40,585
Income before income taxes	9,032	2,131	16,234	6,452

Income tax provision	2,547	683	4,924	2,104
Net income	$6,485	$1,448	$11,310	$4,348

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2016	2015	2016	2015

Earnings per share:
Basic	$0.55	$0.12	$0.96	$0.36
Diluted	$0.55	$0.12	$0.95	$0.36

Weighted average shares outstanding:
Basic	11,819,843	11,797,410	11,806,927	11,976,291
Diluted	11,892,518	11,830,737	11,868,122	12,005,987

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in Thousands, Except Per Share Data / Unaudited)	2016	2015	2016	2015

Selected Performance Ratios (1):
Return on average assets	1.69%	0.39%	0.75%	0.31%
Return on average equity	15.97	3.69	7.09	2.79
Interest rate spread	3.23	2.83	2.85	2.82
Net interest margin	3.42	2.98	3.01	2.97
Efficiency ratio (2)	52.73	77.30	68.53	82.16

Asset Quality Ratios:
Allowance for loan losses			$11,820	$9,863
Allowance for loan losses as a percent of total loans (3)			0.96%	0.84%
Allowance for loan losses as a percent of nonperforming loans			217.56	149.83
Nonperforming loans			$5,433	$6,583
Nonperforming loans as a percent of total loans (3)			0.44%	0.56%
Nonperforming assets (4)			$6,899	$7,671
Nonperforming assets as a percent of total assets			0.44%	0.52%

Per Share Data:
Book value per share			$13.49	$12.63
Less: Intangible assets per share (5)			(1.43)	(1.48)
Tangible book value per share (5)			12.06	11.15
Dividends per share			$0.16	$0.16

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income, less any realized gains or losses on the sale of securities and other-than-temporary impairment losses on securities.

(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $17.5 million and $18.1 million at December 31, 2016 and 2015, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514